EXHIBIT 13.2

Condensed consolidated statement of income

	three months ended March 31
(unaudited - millions of Canadian $, except per share amounts)	2017	2016

Revenues
Canadian Natural Gas Pipelines	882	818
U.S. Natural Gas Pipelines	994	429
Mexico Natural Gas Pipelines	143	66
Liquids Pipelines	472	436
Energy	900	754
	3,391	2,503
Income from Equity Investments	174	135
Operating and Other Expenses
Plant operating costs and other	990	715
Commodity purchases resold	543	470
Property taxes	162	141
Depreciation and amortization	517	454
Asset impairment charges	—	211
	2,212	1,991
Loss on sale of assets	—	(4)
Financial Charges
Interest expense	500	420
Allowance for funds used during construction	(101)	(101)
Interest income and other	(20)	(100)
	379	219
Income before Income Taxes	974	424
Income Tax Expense
Current	67	34
Deferred	133	36
	200	70
Net Income	774	354
Net income attributable to non-controlling interests	90	80
Net Income Attributable to Controlling Interests	684	274
Preferred share dividends	41	22
Net Income Attributable to Common Shares	643	252

Net Income per Common Share
Basic and diluted	$0.74	$0.36
Dividends Declared per Common Share	$0.625	$0.565

Weighted Average Number of Common Shares (millions)
Basic	866	702
Diluted	868	703

See accompanying notes to the condensed consolidated financial statements.

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Condensed consolidated statement of comprehensive income

	three months ended March 31
(unaudited - millions of Canadian $)	2017	2016

Net Income	774	354
Other Comprehensive Loss, Net of Income Taxes
Foreign currency translation losses on net investment in foreign operations	(82)	(212)
Change in fair value of net investment hedges	(1)	(2)
Change in fair value of cash flow hedges	5	(39)
Reclassification to net income of gains on cash flow hedges	—	80
Reclassification of actuarial gains and losses on pension and other post-retirement benefit plans	3	4
Other comprehensive income on equity investments	3	3
Other comprehensive loss (Note 9)	(72)	(166)
Comprehensive Income	702	188
Comprehensive income/(loss) attributable to non-controlling interests	50	(26)
Comprehensive Income Attributable to Controlling Interests	652	214
Preferred share dividends	41	22
Comprehensive Income Attributable to Common Shares	611	192
See accompanying notes to the condensed consolidated financial statements.

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Condensed consolidated statement of cash flows

	three months ended March 31
(unaudited - millions of Canadian $)	2017	2016

Cash Generated from Operations
Net income	774	354
Depreciation and amortization	517	454
Asset impairment charges	—	211
Deferred income taxes	133	36
Income from equity investments	(174)	(135)
Distributions received from operating activities of equity investments	219	259
Employee post-retirement benefits expense, net of funding	3	11
Loss on sale of assets	—	4
Equity allowance for funds used during construction	(64)	(57)
Unrealized losses on financial instruments	41	71
Other	8	5
Increase in operating working capital	(155)	(132)
Net cash provided by operations	1,302	1,081
Investing Activities
Capital expenditures	(1,560)	(836)
Capital projects in development	(42)	(67)
Contributions to equity investments	(192)	(170)
Acquisitions, net of cash acquired	—	(995)
Proceeds from sale of assets, net of transaction costs	—	6
Other distributions from equity investments	363	—
Deferred amounts and other	(85)	52
Net cash used in investing activities	(1,516)	(2,010)
Financing Activities
Notes payable issued, net	670	1,176
Long-term debt issued, net of issue costs	—	1,992
Long-term debt repaid	(1,051)	(1,357)
Junior subordinated notes issued, net of issue costs	1,982	—
Dividends on common shares	(300)	(365)
Dividends on preferred shares	(39)	(23)
Distributions paid to non-controlling interests	(80)	(62)
Common shares issued, net of issue costs	18	3
Common shares repurchased	—	(14)
Partnership units of TC PipeLines, LP issued, net of issue costs	92	24
Common units of Columbia Pipeline Partners LP acquired	(1,205)	—
Net cash provided by financing activities	87	1,374
Effect of Foreign Exchange Rate Changes on Cash and Cash Equivalents	5	(57)
(Decrease)/increase in Cash and Cash Equivalents	(122)	388
Cash and Cash Equivalents
Beginning of period	1,016	850
Cash and Cash Equivalents
End of period	894	1,238
See accompanying notes to the condensed consolidated financial statements.

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Condensed consolidated balance sheet

		March 31,	December 31,
	(unaudited - millions of Canadian $)	2017	2016
	ASSETS
	Current Assets
	Cash and cash equivalents	894	1,016
	Accounts receivable	2,120	2,075
	Inventories	384	368
	Assets held for sale	3,687	3,717
	Other	918	908
		8,003	8,084
Plant, Property and Equipment	net of accumulated depreciation of $22,696 and $22,263, respectively	55,353	54,475
	Equity Investments	6,262	6,544
	Regulatory Assets	1,325	1,322
	Goodwill	13,849	13,958
	Intangible and Other Assets	3,148	3,026
	Restricted Investments	699	642
		88,639	88,051
	LIABILITIES
	Current Liabilities
	Notes payable	1,493	774
	Accounts payable and other	3,806	3,861
	Dividends payable	557	526
	Accrued interest	549	595
	Liabilities related to assets held for sale	60	86
	Current portion of long-term debt	2,669	1,838
		9,134	7,680
	Regulatory Liabilities	2,259	2,121
	Other Long-Term Liabilities	1,134	1,183
	Deferred Income Tax Liabilities	7,749	7,662
	Long-Term Debt	36,163	38,312
	Junior Subordinated Notes	5,879	3,931
		62,318	60,889
	Common Units Subject to Rescission or Redemption	82	1,179
	EQUITY
	Common shares, no par value	20,308	20,099
Issued and outstanding:	March 31, 2017 - 867 million shares
	December 31, 2016 - 864 million shares
	Preferred shares	3,980	3,980
	Additional paid-in capital	—	—
	Retained earnings	1,115	1,138
	Accumulated other comprehensive loss	(992)	(960)
	Controlling Interests	24,411	24,257
	Non-controlling interests	1,828	1,726
		26,239	25,983
		88,639	88,051

Commitments, Contingencies and Guarantees (Note 12)
Variable Interest Entities (Note 13)
Subsequent Events (Note 14)
See accompanying notes to the condensed consolidated financial statements.

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Condensed consolidated statement of equity

	three months ended March 31
(unaudited - millions of Canadian $)	2017	2016
Common Shares
Balance at beginning of period	20,099	12,102
Shares issued on exercise of stock options	19	3
Shares repurchased	—	(6)
Shares issued under dividend reinvestment and share purchase plan	190	—
Balance at end of period	20,308	12,099
Preferred Shares
Balance at beginning and end of period	3,980	2,499
Additional Paid-In Capital
Balance at beginning of period	—	7
Issuance of stock options, net of exercises	2	5
Dilution impact from TC PipeLines, LP units issued	10	3
Impact of common shares repurchased	—	(8)
Impact of asset drop down to TC PipeLines, LP	—	(38)
Impact of Columbia Pipeline Partners LP acquisition	(171)	—
Reclassification of Additional Paid-In Capital deficit to Retained Earnings	159	31
Balance at end of period	—	—
Retained Earnings
Balance at beginning of period	1,138	2,769
Net income attributable to controlling interests	684	274
Common share dividends	(542)	(397)
Preferred share dividends	(18)	(21)
Adjustment related to employee share-based payments (Note 2)	12	—
Reclassification of Additional Paid-In Capital deficit to Retained Earnings	(159)	(31)
Balance at end of period	1,115	2,594
Accumulated Other Comprehensive Loss
Balance at beginning of period	(960)	(939)
Other comprehensive loss	(32)	(60)
Balance at end of period	(992)	(999)
Equity Attributable to Controlling Interests	24,411	16,193
Equity Attributable to Non-Controlling Interests
Balance at beginning of period	1,726	1,717
Net income attributable to non-controlling interests
TC PipeLines, LP	73	71
Portland Natural Gas Transmission System	8	9
Columbia Pipeline Partners LP	9	—
Other comprehensive loss attributable to non-controlling interests	(40)	(106)
Issuance of TC PipeLines, LP units
Proceeds, net of issue costs	92	24
Decrease in TransCanada's ownership of TC PipeLines, LP	(17)	(4)
Reclassification from common units subject to rescission	24	—
Distributions declared to non-controlling interests	(80)	(68)
Impact of Columbia Pipeline Partners LP acquisition	33	—
Balance at end of period	1,828	1,643
Total Equity	26,239	17,836

See accompanying notes to the condensed consolidated financial statements.

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Notes to condensed consolidated financial statements
(unaudited)
1. Basis of presentation
These condensed consolidated financial statements of TransCanada Corporation (TransCanada or the Company) have been prepared by management in accordance with U.S. GAAP. The accounting policies applied are consistent with those outlined in TransCanada’s annual audited consolidated financial statements for the year ended December 31, 2016, except as described in Note 2, Accounting changes. Capitalized and abbreviated terms that are used but not otherwise defined herein are identified in TransCanada’s 2016 Annual Report.
These condensed consolidated financial statements reflect adjustments, all of which are normal recurring adjustments that are, in the opinion of management, necessary to reflect fairly the financial position and results of operations for the respective periods. These condensed consolidated financial statements do not include all disclosures required in the annual financial statements and should be read in conjunction with the 2016 audited consolidated financial statements included in TransCanada’s 2016 Annual Report. Certain comparative figures have been reclassified to conform with the current period’s presentation.
Earnings for interim periods may not be indicative of results for the fiscal year in the Company’s natural gas pipelines segments due to the timing of regulatory decisions and seasonal fluctuations in short-term throughput volumes on U.S. pipelines. Earnings for interim periods may also not be indicative of results for the fiscal year in the Company’s Energy segment due to the impact of seasonal weather conditions on customer demand and market pricing in certain of the Company’s investments in electrical power generation plants and non-regulated gas storage facilities.
USE OF ESTIMATES AND JUDGEMENTS
In preparing these financial statements, TransCanada is required to make estimates and assumptions that affect both the amount and timing of recording assets, liabilities, revenues and expenses since the determination of these items may be dependent on future events. The Company uses the most current information available and exercises careful judgement in making these estimates and assumptions. In the opinion of management, these condensed consolidated financial statements have been properly prepared within reasonable limits of materiality and within the framework of the Company’s significant accounting policies included in the consolidated financial statements for the year ended December 31, 2016, except as described in Note 2, Accounting changes.
2. Accounting changes
CHANGES IN ACCOUNTING POLICIES FOR 2017
Inventory
In July 2015, the FASB issued new guidance on simplifying the measurement of inventory. The new guidance specifies that an entity should measure inventory within the scope of this update at the lower of cost and net realizable value. Net realizable value is the estimated selling price in the ordinary course of business, less reasonably predictable costs of completion, disposal and transportation. This new guidance was effective January 1, 2017, was applied prospectively and did not have a material impact on the Company's consolidated balance sheet.

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Derivatives and hedging
In March 2016, the FASB issued new guidance that clarifies the requirements for assessing whether contingent call or put options that can accelerate the payment of principal on debt instruments are clearly and closely related to their debt hosts. The new guidance requires only an assessment of the four-step decision sequence outlined in GAAP to determine whether the economic characteristics and risks of call or put options are clearly and closely related to the economic characteristics and risks. This new guidance was effective January 1, 2017, was applied prospectively and did not result in any impact on the Company's consolidated financial statements.
Equity method investments
In March 2016, the FASB issued new guidance that simplifies the transition to equity method accounting. In these situations, when an increase in ownership interest in an investment qualifies it for equity method accounting, the new guidance eliminates the requirement to retroactively apply the equity method of accounting. This new guidance was effective January 1, 2017, was applied prospectively and did not result in any impact on the Company's consolidated financial statements.
Employee share-based payments
In March 2016, the FASB issued new guidance that simplifies several aspects of the accounting for employee share-based payment transactions, including income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. The new guidance also permits entities to make an accounting policy election either to continue to estimate the total number of awards for which the requisite service period will not be rendered or to account for forfeitures when they occur. The Company has elected to account for forfeitures when they occur. This new guidance was effective January 1, 2017 and resulted in a cumulative-effect adjustment of $12 million to opening retained earnings and the recognition of a deferred tax asset related to employee share-based payments made prior to the adoption of this standard.
Consolidation
In October 2016, the FASB issued new guidance on consolidation relating to interests held through related parties that are under common control. The new guidance amends the consolidation requirements such that if a decision maker is required to evaluate whether it is the primary beneficiary of a VIE, it will need to consider only its proportionate indirect interest in the VIE held through a common control party. The new guidance was effective January 1, 2017, was applied retrospectively and did not result in any change to the Company's consolidation conclusions.
FUTURE ACCOUNTING CHANGES
Revenue from contracts with customers
In 2014, the FASB issued new guidance on revenue from contracts with customers. The new guidance requires that an entity recognize revenue in accordance with a five-step model. This model is used to depict the transfer of promised goods or services to customers in an amount that reflects the total consideration to which it expects to be entitled during the term of the contract in exchange for those goods or services. The new guidance also requires additional disclosures about the nature, amount, timing and uncertainty of revenue and the related cash flows. The Company will adopt the new standard on the effective date of January 1, 2018. There are two methods in which the new standard can be adopted: (1) a full retrospective approach with restatement of all prior periods presented, or (2) a modified retrospective approach with a cumulative-effect adjustment as of the date of adoption. The Company is evaluating both methods of adoption as it works through its analysis.

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The Company has identified all existing customer contracts that are within the scope of the new guidance and is in the process of analyzing individual contracts or groups of contracts on a segmented basis to identify any significant changes in how revenues are recognized as a result of implementing the new standard. As the Company continues its contract analysis, it will also quantify the impact, if any, on prior period revenues. The Company will address any system and process changes necessary to compile the information to meet the recognition and disclosure requirements of the new standard. The Company is currently evaluating the impact on its consolidated financial statements as well as the development of disclosures required under the new standard.
Financial instruments
In January 2016, the FASB issued new guidance on the accounting for equity investments and financial liabilities. The new guidance will change the income statement effect of equity investments and the recognition of changes in fair value of financial liabilities when the fair value option is elected. The new guidance also requires the Company to assess valuation allowances for deferred tax assets related to available for sale debt securities in combination with their other deferred tax assets. This new guidance is effective January 1, 2018 and specifies the method of adoption for each component of the guidance. The Company is currently evaluating the impact of the adoption of this guidance and has not yet determined the effect on its consolidated financial statements.
Leases
In February 2016, the FASB issued new guidance on the accounting for leases. The new guidance amends the definition of a lease requiring the customer to have both (1) the right to obtain substantially all of the economic benefits from the use of the asset and (2) the right to direct the use of the asset in order for the arrangement to qualify as a lease. The new guidance requires lessees to recognize most leases, including operating leases, on the balance sheet as lease assets and lease liabilities. Lessees may also be required to reassess assumptions associated with existing leases as well as to provide expanded qualitative and quantitative disclosures. The new standard does not make extensive changes to lessor accounting. The new guidance is effective January 1, 2019. The Company is currently identifying existing lease agreements that may have an impact on its consolidated financial statements as a result of adopting this new guidance.
Measurement of credit losses on financial instruments
In June 2016, the FASB issued new guidance that significantly changes how entities measure credit losses for most financial assets and certain other instruments that are not measured at fair value through net income. The new guidance amends the impairment model of financial instruments basing it on expected losses rather than incurred losses. These expected credit losses will be recognized as an allowance rather than a direct write down of the amortized cost basis. The new guidance is effective January 1, 2020 and will be applied using a modified retrospective approach. The Company is currently evaluating the impact of the adoption of this guidance and has not yet determined the effect on its consolidated financial statements.
Income taxes
In October 2016, the FASB issued new guidance on income tax effects of intra-entity transfers of assets other than inventory. The new guidance requires the recognition of deferred and current income taxes for an intra-entity asset transfer when the transfer occurs. The new guidance is effective January 1, 2018 and will be applied using a modified retrospective approach. The Company is currently evaluating the impact of the adoption of this guidance and has not yet determined the effect on its consolidated financial statements.
Restricted cash
In November 2016, the FASB issued new guidance on restricted cash and cash equivalents on the statement of cash flows. The new guidance requires that the statement of cash flows explain the change during the period in the total cash and cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. The amounts of restricted cash and cash equivalents will be included in Cash and cash equivalents when reconciling the

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beginning of year and end of year total amounts on the statement of cash flows. This new guidance is effective January 1, 2018 and will be applied retrospectively, however, early adoption is permitted.
Goodwill impairment
In January 2017, the FASB issued new guidance on simplifying the test for goodwill impairment by eliminating the requirement to calculate the implied fair value of goodwill to measure the impairment charge. Instead, entities will record an impairment charge based on the excess of a reporting unit’s carrying amount over its fair value. This new guidance is effective January 1, 2020 and will be applied prospectively, with early adoption permitted.
Employee post-retirement benefits
In March 2017, the FASB issued new guidance that will require entities to disaggregate the current service cost component from the other components of the net benefit cost and present it with other current compensation costs for related employees in the income statement. The new guidance also requires that the other components of the net benefit cost be presented elsewhere in the income statement and excluded from income from operations if such a subtotal is presented. In addition, the new guidance makes changes to the components of net benefit cost that are eligible for capitalization. Entities must use a retrospective transition method to adopt the requirement for separate presentation in the income statement of the components of net benefit cost, and a prospective transition method to adopt the change to capitalization of benefit costs. This new guidance is effective January 1, 2018. The Company is currently evaluating the impact of the adoption of this guidance on its consolidated financial statements.
Amortization on purchased callable debt securities
In March 2017, the FASB issued new guidance that shortens the amortization period for the premium on certain purchased callable debt securities by requiring entities to amortize the premium to the earliest call date. This new guidance is effective January 1, 2019 and will be applied using a modified retrospective approach. The Company is currently evaluating the impact of the adoption of this guidance and has not yet determined the effect on its consolidated financial statements.

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3. Segmented information

three months ended March 31, 2017	Canadian Natural Gas Pipelines	U.S. Natural Gas Pipelines	Mexico Natural Gas Pipelines	Liquids Pipelines
(unaudited - millions of Canadian $)					Energy	Corporate	Total

Revenues	882	994	143	472	900	—	3,391
Income from equity investments	3	65	6	—	100	—	174
Plant operating costs and other	(312)	(295)	(9)	(145)	(196)	(33)	(990)
Commodity purchases resold	—	—	—	—	(543)	—	(543)
Property taxes	(69)	(47)	—	(23)	(23)	—	(162)
Depreciation and amortization	(222)	(156)	(22)	(77)	(40)	—	(517)
Segmented earnings/(losses)	282	561	118	227	198	(33)	1,353
Interest expense							(500)
Allowance for funds used during construction							101
Interest income and other							20
Income before income taxes							974
Income tax expense							(200)
Net income							774
Net income attributable to non-controlling interests							(90)
Net income attributable to controlling interests							684
Preferred share dividends							(41)
Net income attributable to common shares							643

three months ended March 31, 2016	Canadian Natural Gas Pipelines	U.S. Natural Gas Pipelines	Mexico Natural Gas Pipelines	Liquids Pipelines
(unaudited - millions of Canadian $)					Energy	Corporate	Total

Revenues	818	429	66	436	754	—	2,503
Income from equity investments	3	48	—	—	84	—	135
Plant operating costs and other	(260)	(118)	(13)	(129)	(168)	(27)	(715)
Commodity purchases resold	—	—	—	—	(470)	—	(470)
Property taxes	(73)	(21)	—	(23)	(24)	—	(141)
Depreciation and amortization	(216)	(67)	(8)	(72)	(91)	—	(454)
Asset impairment charges	—	—	—	—	(211)	—	(211)
Loss on assets held for sale	—	(4)	—	—	—	—	(4)
Segmented earnings/(losses)	272	267	45	212	(126)	(27)	643
Interest expense							(420)
Allowance for funds used during construction							101
Interest income and other							100
Income before income taxes							424
Income tax expense							(70)
Net Income							354
Net income attributable to non-controlling interests							(80)
Net Income attributable to controlling interests							274
Preferred share dividends							(22)
Net Income attributable to common shares							252

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TOTAL ASSETS

(unaudited - millions of Canadian $)	March 31, 2017	December 31, 2016

Canadian Natural Gas Pipelines	16,255	15,816
U.S. Natural Gas Pipelines	34,934	34,422
Mexico Natural Gas Pipelines	5,230	5,013
Liquids Pipelines	16,995	16,896
Energy	12,832	13,169
Corporate	2,393	2,735
	88,639	88,051

4.  Assets held for sale
U.S. Northeast Power Assets
The Company’s planned monetization of its U.S. Northeast power business, for the purpose of permanently financing a portion of the Columbia acquisition, includes the sale of Ravenswood, Ironwood, Kibby Wind, Ocean State Power, TC Hydro and the marketing business, TransCanada Power Marketing (TCPM).
On November 1, 2016, the Company entered into agreements to sell all of these assets except TCPM.
The sale of Ravenswood, Ironwood, Kibby Wind and Ocean State Power to a third party for proceeds of approximately US$2.2 billion is expected to close in the second quarter of 2017. As a result, the Company recorded a loss of approximately $829 million ($863 million after tax) in 2016 which included the impact of an estimated $70 million of foreign currency translation gains to be reclassified from AOCI to Net income on close. At March 31, 2017, the related assets and liabilities were classified as held for sale in the Energy segment and were recorded at their fair values less costs to sell based on the proceeds expected on the close of this sale.
At March 31, 2017, the assets and liabilities related to TC Hydro were also classified as held for sale in the Energy segment. Subsequently, on April 19, 2017, the Company closed the sale of TC Hydro for gross proceeds of US$1.065 billion, subject to post-closing adjustments. As a result, on April 19, 2017, the Company recorded a gain on sale of approximately $710 million ($440 million after tax) including the impact of an estimated $5 million of foreign currency translation gains. The proceeds received were used to reduce the outstanding balance on the acquisition bridge facility.
As of March 31, 2017, TCPM did not meet the criteria to be classified as held for sale.

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The following table details the assets and liabilities held for sale at March 31, 2017.

(millions of $)	U.S.	Canadian[1]

Assets held for sale
Accounts receivable	10	13
Inventories	56	74
Other current assets	73	97
Plant, property and equipment	2,242	2,986	[2]
Intangible and other assets	335	447
Foreign currency translation gains	—	70	[3]
Total assets held for sale	2,716	3,687

Liabilities related to assets held for sale
Accounts payable and other	21	28
Other long-term liabilities	24	32
Total liabilities related to assets held for sale	45	60

[1]	At March 31, 2017 exchange rate of $1.33.

[2]	Includes $17 million (US$13 million) for a gas plant held for sale in the U.S. Natural Gas Pipelines segment.

[3]	Foreign currency translation gains related to the investments in Ravenswood, Ironwood, Kibby Wind and Ocean State Power will be reclassified from AOCI to Net Income on close of the sales.
5. Income taxes
The effective tax rates for the three-month periods ended March 31, 2017 and 2016 were 21 per cent and 17 per cent, respectively. The higher effective tax rate in 2017 was primarily the result of changes in the proportion of income earned between Canadian and foreign jurisdictions.
6. Long-term debt
LONG-TERM DEBT RETIRED/REPAID
The Company retired/repaid long-term debt in the three months ended March 31, 2017 as follows:

(unaudited - millions of Canadian $, unless noted otherwise) Company	Retirement/Repayment date	Type	Amount	Interest rate

TRANSCANADA PIPELINES LIMITED
	February 2017	Acquisition Bridge Facility[1]	US$500	Floating
	January 2017	Medium Term Notes	$300	5.10%

[1]	This facility was put into place to finance a portion of the Columbia acquisition and bears interest at LIBOR plus an applicable margin.
In the three months ended March 31, 2017, TransCanada capitalized interest related to capital projects of $45 million (2016 - $41 million).

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7. Junior subordinated notes issued

(unaudited - millions of Canadian $, unless noted otherwise) Company	Issue date	Type	Maturity date	Amount	Interest rate

TRANSCANADA PIPELINES LIMITED	March 2017	Junior Subordinated Notes[1,2]	March 2077	US $1,500	5.55%

[1]	The Junior subordinated notes are subordinated in right of payment to existing and future senior indebtedness or other obligations of TCPL.

[2]
The Junior subordinated notes were issued to TransCanada Trust (the Trust), a financing trust subsidiary wholly-owned by TCPL. While the obligations of the Trust are fully and unconditionally guaranteed by TCPL on a subordinated basis, the Trust is not consolidated in TransCanada's financial statements because TCPL does not have a variable interest in the Trust and the only substantive assets of the Trust are junior subordinated notes of TCPL.

In March 2017, the Trust issued US$1.5 billion of Trust Notes - Series 2017-A (Trust Notes) to third party investors with a fixed interest rate of 5.30 per cent for the first ten years converting to a floating rate thereafter. All of the proceeds of the issuance by the Trust were loaned to TCPL for US$1.5 billion of junior subordinated notes of TCPL at an initial fixed rate of 5.55 per cent, including a 0.25 per cent administration charge. The rate will reset commencing March 2027 until March 2047 to the three month LIBOR plus 3.458 per cent per annum; from March 2047 until March 2077, the interest rate will reset to the three month LIBOR plus 4.208 per cent per annum. The Junior subordinated notes are callable at TCPL's option at any time on or after March 15, 2027 at 100 per cent of the principal amount plus accrued and unpaid interest to the date of redemption.
Pursuant to the terms of the Trust Notes and related agreements, in certain circumstances (1) TCPL may issue deferral preferred shares to holders of the Trust Notes in lieu of interest; and (2) TransCanada and TCPL would be prohibited from declaring or paying dividends on or redeeming their outstanding preferred shares (or, if none are outstanding, their respective common shares) until all deferral preferred shares are redeemed by TCPL. The Trust Notes may also be automatically exchanged for preferred shares of TCPL upon certain kinds of bankruptcy and insolvency events. All of these preferred shares would rank equally with any other outstanding first preferred shares of TCPL.
8. Common units subject to rescission or redemption
Columbia Pipeline Partners LP acquisition
On February 17, 2017, the Company acquired all outstanding publicly held common units of Columbia Pipeline Partners LP (CPPL) at a price of US$17.00 and a stub period distribution payment of US$0.10 per common unit for an aggregate transaction value of US$921 million. As this was a transaction under common control, it was recognized in equity.
At December 31, 2016, the entire $1,073 million (US$799 million) of the Company's non-controlling interest in CPPL was recorded as Common units subject to rescission or redemption on the condensed consolidated balance sheet.
Common units of TC PipeLines, LP subject to rescission
At March 31, 2017, $82 million (US$63 million) (December 31, 2016 - $106 million (US$82 million)) was recorded as Common units subject to rescission or redemption on the condensed consolidated balance sheet. In March 2017, rescission rights on 0.4 million TC PipeLines, LP common units expired and $24 million was reclassified to equity. The Company continued to classify $82 million with respect to 1.2 million common units outside Equity because the potential rescission rights of the units are not within the control of the Company. At March 31, 2017, no unitholder has claimed or attempted to exercise any rescission rights to date and these remaining rescission rights expire one year from the date of purchase of the units which ranges from April 1, 2016 to May 19, 2016.

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9. Other comprehensive loss and accumulated other comprehensive loss
Components of other comprehensive loss, including the portion attributable to non-controlling interests and related tax effects, are as follows:

three months ended March 31, 2017		Income Tax
(unaudited - millions of Canadian $)	Before Tax Amount	Recovery/Expense	Net of Tax Amount

Foreign currency translation losses on net investment in foreign operations	(88)	6	(82)
Change in fair value of net investment hedges	(2)	1	(1)
Change in fair value of cash flow hedges	6	(1)	5
Reclassification of actuarial gains and losses on pension and other post-retirement benefit plans	5	(2)	3
Other comprehensive income on equity investments	4	(1)	3
Other comprehensive loss	(75)	3	(72)

three months ended March 31, 2016		Income Tax
(unaudited - millions of Canadian $)	Before Tax Amount	Recovery/Expense	Net of Tax Amount

Foreign currency translation losses on net investment in foreign operations	(210)	(2)	(212)
Change in fair value of net investment hedges	(3)	1	(2)
Change in fair value of cash flow hedges	(54)	15	(39)
Reclassification to net income of gains on cash flow hedges	120	(40)	80
Reclassification of actuarial gains and losses on pension and other post-retirement benefit plans	5	(1)	4
Other comprehensive income on equity investments	4	(1)	3
Other comprehensive loss	(138)	(28)	(166)
The changes in AOCI by component are as follows:

three months ended March 31, 2017	Currency		Pension and
(unaudited - millions of Canadian $)	Translation Adjustments	Cash Flow Hedges	OPEB Plan Adjustments	Equity Investments	Total[1]

AOCI balance at January 1, 2017	(376)	(28)	(208)	(348)	(960)
Other comprehensive (loss)/income before reclassifications[2]	(42)	4	—	—	(38)
Amounts reclassified from accumulated other comprehensive loss	—	—	3	3	6
Net current period other comprehensive (loss)/income[3]	(42)	4	3	3	(32)
AOCI balance at March 31, 2017	(418)	(24)	(205)	(345)	(992)

[1]	All amounts are net of tax. Amounts in parentheses indicate losses recorded to OCI.

[2]	Other comprehensive (loss)/income before reclassifications on currency translation adjustments and cash flow hedges is net of non-controlling interest losses of $41 million and gains of $1 million.

[3]
Losses related to cash flow hedges reported in AOCI and expected to be reclassified to net income in the next 12 months are estimated to be $2 million ($1 million, net of tax) at March 31, 2017. These estimates assume constant commodity prices, interest rates and foreign exchange rates over time, however, the amounts reclassified will vary based on the actual value of these factors at the date of settlement.

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Details about reclassifications out of AOCI into the consolidated statement of income are as follows:

	Amounts reclassified from accumulated other comprehensive loss[1]		Affected line item in the condensed consolidated statement of income
	three months ended March 31
(unaudited - millions of Canadian $)	2017	2016

Cash flow hedges
Commodities	4	(82)	Revenue (Energy)
Foreign exchange	—	(34)	Interest income and other
Interest rate	(4)	(4)	Interest expense
	—	(120)	Total before tax
	—	40	Income tax expense
	—	(80)	Net of tax
Pension and other post-retirement benefit plan adjustments
Amortization of actuarial loss	(4)	(5)	Plant operating costs [2]
	2	1	Income tax expense
	(2)	(4)	Net of tax
Equity investments
Equity income	(4)	(4)	Income from equity investments
	1	1	Income tax expense
	(3)	(3)	Net of tax

[1]	All amounts in parentheses indicate expenses to the condensed consolidated statement of income.

[2]	These accumulated other comprehensive loss components are included in the computation of net benefit cost. Refer to Note 10 for additional detail.
10. Employee post-retirement benefits
The net benefit cost recognized for the Company’s defined benefit pension plans (DB Plan) and other post-retirement benefit plans is as follows:

	three months ended March 31
	Pension benefit plans		Other post-retirement benefit plans
(unaudited - millions of Canadian $)	2017	2016	2017	2016

Service cost	29	26	1	1
Interest cost	34	30	4	2
Expected return on plan assets	(50)	(40)	(5)	—
Amortization of actuarial loss	4	4	—	1
Amortization of regulatory asset	6	4	—	—
Net benefit cost recognized	23	24	—	4

Effective April 1, 2017, the Company closed its U.S. DB Plan to non-union new entrants. As of April 1, 2017, all non-union hires will participate in the existing defined contribution plan (DC Plan). Non-union U.S. employees who currently participate in the DC Plan will have one final election opportunity to become a member of the DB Plan as of January 1, 2018.

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11. Risk management and financial instruments
RISK MANAGEMENT OVERVIEW
TransCanada has exposure to market risk and counterparty credit risk, and has strategies, policies and limits in place to manage the impact of these risks on earnings and cash flow.
COUNTERPARTY CREDIT RISK
TransCanada’s maximum counterparty credit exposure with respect to financial instruments at March 31, 2017, without taking into account security held, consisted of cash and cash equivalents, accounts receivable, available for sale assets recorded at fair value, the fair value of derivative assets, notes, loans and advances receivable. The Company regularly reviews its accounts receivable and records an allowance for doubtful accounts as necessary using the specific identification method. At March 31, 2017, there were no significant amounts past due or impaired, no significant credit risk concentration and no significant credit losses during the period.
NET INVESTMENT IN FOREIGN OPERATIONS
The Company hedges its net investment in foreign operations (on an after-tax basis) with U.S. dollar-denominated debt, cross-currency interest rate swaps and foreign exchange forward contracts and options.
U.S. dollar-denominated debt designated as a net investment hedge
The notional amounts and fair value of U.S. dollar-denominated debt designated as a net investment hedge were as follows:

(unaudited - millions of Canadian $, unless noted otherwise)	March 31, 2017	December 31, 2016

Notional amount	28,400 (US 21,400)	26,600 (US 19,800)
Fair value	31,500 (US 23,600)	29,400 (US 21,900)
Derivatives designated as a net investment hedge
The fair values and notional or principal amounts for the derivatives designated as a net investment hedge were as follows:

	March 31, 2017		December 31, 2016
(unaudited - millions of Canadian $, unless noted otherwise)	Fair value[1]	Notional or principal amount	Fair value[1]	Notional or principal amount

U.S. dollar cross-currency interest rate swaps (maturing 2017 to 2019)[2]	(337)	US 2,000	(425)	US 2,350
U.S. dollar foreign exchange forward contracts	—	—	(7)	US 150
	(337)	US 2,000	(432)	US 2,500

[1]	Fair values equal carrying values.

[2]
In the three months ended March 31, 2017, net realized gains of $1 million (2016 - gains of $2 million) related to the interest component of cross-currency swap settlements are included in interest expense.

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FINANCIAL INSTRUMENTS
Non-derivative financial instruments
Fair value of non-derivative financial instruments
The fair value of the Company's Notes receivable is calculated by discounting future payments of interest and principal using forward interest rates. The fair value of Long-term debt and Junior subordinated notes is estimated using an income approach based on quoted market prices for the same or similar debt instruments from external data service providers.
Available for sale assets are recorded at fair value which is calculated using quoted market prices where available. Certain non-derivative financial instruments included in cash and cash equivalents, accounts receivable, intangible and other assets, notes payable, accounts payable and other, accrued interest and other long-term liabilities have carrying amounts that approximate their fair value due to the nature of the item or the short time to maturity and would also be classified in Level II of the fair value hierarchy.
Credit risk has been taken into consideration when calculating the fair value of non-derivative instruments.
Balance sheet presentation of non-derivative financial instruments
The following table details the fair value of the non-derivative financial instruments, excluding those where carrying amounts approximate fair value, and would be classified in Level II of the fair value hierarchy:

	March 31, 2017		December 31, 2016
(unaudited - millions of Canadian $)	Carrying amount	Fair value	Carrying amount	Fair value

Notes receivable[1]	115	158	165	211
Current and long-term debt[2,3]	(38,832)	(43,770)	(40,150)	(45,047)
Junior subordinated notes	(5,879)	(6,021)	(3,931)	(3,825)
	(44,596)	(49,633)	(43,916)	(48,661)

[1]	Notes receivable are included in Assets held for sale on the condensed consolidated balance sheet. The fair value is calculated based on the original contract terms.

[2]	Long-term debt is recorded at amortized cost except for US$850 million (December 31, 2016 - US$850 million) that is attributed to hedged risk and recorded at fair value.

[3]
Consolidated net income for the three months ended March 31, 2017 included unrealized gains of $2 million (2016 - losses of $12 million) for fair value adjustments attributable to the hedged interest rate risk associated with interest rate swap fair value hedging relationships on US$850 million of long-term debt at March 31, 2017 (December 31, 2016 - US$850 million). There were no other unrealized gains or losses from fair value adjustments to the non-derivative financial instruments.

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Available for sale assets summary
The following tables summarize additional information about the Company's restricted investments that are classified as available for sale assets:

	March 31, 2017		December 31, 2016
(unaudited - millions of Canadian $)	LMCI restricted investments	Other restricted investments[2]	LMCI restricted investments	Other restricted investments[2]

Fair Values[1]
Fixed income securities (maturing within 1 year)	—	27	—	19
Fixed income securities (maturing within 1-5 years)	—	106	—	117
Fixed income securities (maturing within 5-10 years)	13	—	9	—
Fixed income securities (maturing after 10 years)	572	—	513	—
	585	133	522	136

[1]	Available for sale assets are recorded at fair value and included in other current assets and restricted investments on the condensed consolidated balance sheet.

[2]	Other restricted investments have been set aside to fund insurance claim losses to be paid by the Company's wholly-owned captive insurance subsidiary.

	March 31, 2017		March 31, 2016
(unaudited - millions of Canadian $)	LMCI restricted investments[1]	Other restricted investments[2]	LMCI restricted investments[1]	Other restricted investments[2]

Net unrealized gains in the period
three months ended	2	—	5	1

[1]
Gains and losses arising from changes in the fair value of LMCI restricted investments impact the subsequent amounts to be collected through tolls to cover future pipeline abandonment costs. As a result, the Company records these gains and losses as regulatory assets or liabilities.

[2]	Unrealized gains and losses on other restricted investments are included in OCI.
Derivative instruments
Fair value of derivative instruments
The fair value of foreign exchange and interest rate derivatives has been calculated using the income approach which uses period end market rates and applies a discounted cash flow valuation model. The fair value of commodity derivatives has been calculated using quoted market prices where available. In the absence of quoted market prices, third-party broker quotes or other valuation techniques have been used. The fair value of options has been calculated using the Black-Scholes pricing model. Credit risk has been taken into consideration when calculating the fair value of derivative instruments.
In some cases, even though the derivatives are considered to be effective economic hedges, they do not meet the specific criteria for hedge accounting treatment or are not designated as a hedge and are accounted for at fair value with changes in fair value recorded in net income in the period of change. This may expose the Company to increased variability in reported earnings because the fair value of the derivative instruments can fluctuate significantly from period to period.

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Balance sheet presentation of derivative instruments
The balance sheet classification of the fair value of the derivative instruments as at March 31, 2017 is as follows:

at March 31, 2017	Cash Flow Hedges	Fair Value Hedges	Net Investment Hedges	Held for Trading	Total Fair Value of Derivative Instruments[1]
(unaudited - millions of Canadian $)

Other current assets
Commodities[2]	9	—	—	387	396
Foreign exchange	—	—	4	9	13
Interest rate	2	—	—	2	4
	11	—	4	398	413
Intangible and other assets
Commodities[2]	3	—	—	141	144
Foreign exchange	—	—	8	—	8
Interest rate	1	—	—	—	1
	4	—	8	141	153
Total Derivative Assets	15	—	12	539	566

Accounts payable and other
Commodities[2]	—	—	—	(373)	(373)
Foreign exchange	—	—	(209)	(22)	(231)
Interest rate	(1)	(2)	—	—	(3)
	(1)	(2)	(209)	(395)	(607)
Other long-term liabilities
Commodities[2]	(1)	—	—	(192)	(193)
Foreign exchange	—	—	(140)	—	(140)
Interest rate	—	(1)	—	—	(1)
	(1)	(1)	(140)	(192)	(334)
Total Derivative Liabilities	(2)	(3)	(349)	(587)	(941)

Total Derivatives	13	(3)	(337)	(48)	(375)

[1]	Fair value equals carrying value.

[2]	Includes purchases and sales of power, natural gas and liquids.

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The balance sheet classification of the fair value of the derivative instruments as at December 31, 2016 is as follows:

at December 31, 2016	Cash Flow Hedges	Fair Value Hedges	Net Investment Hedges	Held for Trading	Total Fair Value of Derivative Instruments[1]
(unaudited - millions of Canadian $)

Other current assets
Commodities[2]	6	—	—	351	357
Foreign exchange	—	—	6	10	16
Interest rate	1	1	—	1	3
	7	1	6	362	376
Intangible and other assets
Commodities[2]	4	—	—	118	122
Foreign exchange	—	—	10	—	10
Interest rate	1	—	—	—	1
	5	—	10	118	133
Total Derivative Assets	12	1	16	480	509

Accounts payable and other
Commodities[2]	—	—	—	(330)	(330)
Foreign exchange	—	—	(237)	(38)	(275)
Interest rate	(1)	(1)	—	—	(2)
	(1)	(1)	(237)	(368)	(607)
Other long-term liabilities
Commodities[2]	—	—	—	(118)	(118)
Foreign exchange	—	—	(211)	—	(211)
Interest rate	—	(1)	—	—	(1)
	—	(1)	(211)	(118)	(330)
Total Derivative Liabilities	(1)	(2)	(448)	(486)	(937)

Total Derivatives	11	(1)	(432)	(6)	(428)

[1]	Fair value equals carrying value.

[2]	Includes purchases and sales of power, natural gas and liquids.
The majority of derivative instruments held for trading have been entered into for risk management purposes and all are subject to the Company's risk management strategies, policies and limits. These include derivatives that have not been designated as hedges or do not qualify for hedge accounting treatment but have been entered into as economic hedges to manage the Company's exposures to market risk.

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Notional and Maturity Summary
The maturity and notional principal or quantity outstanding related to the Company's derivative instruments excluding hedges of the net investment in foreign operations is as follows:

at March 31, 2017	Power	Natural Gas	Liquids	Foreign Exchange	Interest
(unaudited)

Purchases[1]	104,858	222	12	—	—
Sales[1]	66,420	202	14	—	—
Millions of U.S. dollars	—	—	—	US 2,513	US 2,600
Millions of Mexican pesos	—	—	—	MXN 500	—
Maturity dates	2017-2021	2017-2020	2017	2017-2018	2017-2019

[1]	Volumes for power, natural gas and liquids derivatives are in GWh, Bcf and MMBbls, respectively.

at December 31, 2016	Power	Natural Gas	Liquids	Foreign Exchange	Interest
(unaudited)

Purchases[1]	86,887	182	6	—	—
Sales[1]	58,561	147	6	—	—
Millions of U.S. dollars	—	—	—	US 2,394	US 1,550
Maturity dates	2017-2021	2017-2020	2017	2017	2017-2019

[1]	Volumes for power, natural gas and liquids derivatives are in GWh, Bcf and MMBbls, respectively.
Unrealized and Realized (Losses)/Gains of Derivative Instruments
The following summary does not include hedges of the net investment in foreign operations.

	three months ended March 31
(unaudited - millions of Canadian $)	2017	2016

Derivative instruments held for trading[1]
Amount of unrealized (losses)/gains in the period
Commodities[2]	(56)	(67)
Foreign exchange	15	27
Interest rate	1	—
Amount of realized (losses)/gains in the period
Commodities	(48)	(95)
Foreign exchange	(4)	44
Derivative instruments in hedging relationships
Amount of realized gains/(losses) in the period
Commodities	6	(73)
Foreign exchange	5	(63)
Interest rate	1	2

[1]
Realized and unrealized gains and losses on held for trading derivative instruments used to purchase and sell commodities are included net in Revenues. Realized and unrealized gains and losses on interest rate and foreign exchange derivative instruments held for trading are included net in Interest expense and Interest income and other, respectively.

[2]
Following the March 17, 2016 announcement of the Company's intention to sell the U.S. Northeast power assets, a loss of $49 million and a gain of $7 million were recorded in net income in the three months ended March 31, 2016 relating to discontinued cash flow hedges where it was probable that the anticipated underlying transaction would not occur as a result of a future sale.

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Derivatives in cash flow hedging relationships
The components of OCI (Note 9) related to derivatives in cash flow hedging relationships including the portion attributable to non-controlling interests are as follows:

	three months ended March 31
(unaudited - millions of Canadian $, pre-tax)	2017	2016

Change in fair value of derivative instruments recognized in OCI (effective portion)[1]
Commodities	5	(16)
Foreign exchange	—	(35)
Interest rate	1	(3)
	6	(54)
Reclassification of (losses)/gains on derivative instruments from AOCI to net income (effective portion)[1]
Commodities[2]	(4)	82
Foreign exchange[3]	—	34
Interest rate[4]	4	4
	—	120
Losses on derivative instruments recognized in net income (ineffective portion)
Commodities[2]	—	(58)
	—	(58)

[1]	No amounts have been excluded from the assessment of hedge effectiveness. Amounts in parentheses indicate losses recorded to OCI.

[2]	Reported within revenues on the condensed consolidated statement of income.

[3]	Reported within interest income and other on the condensed consolidated statement of income.

[4]	Reported within interest expense on the condensed consolidated statement of income.
Offsetting of derivative instruments
The Company enters into derivative contracts with the right to offset in the normal course of business as well as in the event of default. TransCanada has no master netting agreements, however, similar contracts are entered into containing rights to offset. The Company has elected to present the fair value of derivative instruments with the right to offset on a gross basis in the balance sheet. The following table shows the impact on the presentation of the fair value of derivative instrument assets and liabilities had the Company elected to present these contracts on a net basis:

at March 31, 2017	Gross derivative instruments presented on the balance sheet	Amounts available for offset[1]	Net amounts
(unaudited - millions of Canadian $)

Derivative - Asset
Commodities	540	(333)	207
Foreign exchange	21	(20)	1
Interest rate	5	(2)	3
Total	566	(355)	211
Derivative - Liability
Commodities	(566)	333	(233)
Foreign exchange	(371)	20	(351)
Interest rate	(4)	2	(2)
Total	(941)	355	(586)

[1]	Amounts available for offset do not include cash collateral pledged or received.

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The following table shows the impact on the presentation of the fair value of derivative instrument assets and liabilities had the Company elected to present these contracts on a net basis as at December 31, 2016:

at December 31, 2016	Gross derivative instruments presented on the balance sheet	Amounts available for offset[1]	Net amounts
(unaudited - millions of Canadian $)

Derivative - Asset
Commodities	479	(362)	117
Foreign exchange	26	(26)	—
Interest rate	4	(1)	3
Total	509	(389)	120
Derivative - Liability
Commodities	(448)	362	(86)
Foreign exchange	(486)	26	(460)
Interest rate	(3)	1	(2)
Total	(937)	389	(548)

[1]	Amounts available for offset do not include cash collateral pledged or received.
With respect to the derivative instruments presented above as at March 31, 2017, the Company provided cash collateral of $310 million (December 31, 2016 - $305 million) and letters of credit of $22 million (December 31, 2016 - $27 million) to its counterparties. The Company held nil (December 31, 2016 - nil) in cash collateral and $3 million (December 31, 2016 - $3 million) in letters of credit from counterparties on asset exposures at March 31, 2017.
Credit risk related contingent features of derivative instruments
Derivative contracts entered into to manage market risk often contain financial assurance provisions that allow parties to the contracts to manage credit risk. These provisions may require collateral to be provided if a credit-risk-related contingent event occurs, such as a downgrade in the Company’s credit rating to non-investment grade.
Based on contracts in place and market prices at March 31, 2017, the aggregate fair value of all derivative instruments with credit-risk-related contingent features that were in a net liability position was $20 million (December 31, 2016 - $19 million), for which the Company had provided collateral in the normal course of business of nil (December 31, 2016 - nil). If the credit-risk-related contingent features in these agreements were triggered on March 31, 2017, the Company would have been required to provide additional collateral of $20 million (December 31, 2016 - $19 million) to its counterparties. Collateral may also need to be provided should the fair value of derivative instruments exceed pre-defined contractual exposure limit thresholds.
The Company has sufficient liquidity in the form of cash and undrawn committed revolving credit facilities to meet these contingent obligations should they arise.

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FAIR VALUE HIERARCHY
The Company’s financial assets and liabilities recorded at fair value have been categorized into three categories based on a fair value hierarchy.

Levels	How fair value has been determined
Level I	Quoted prices in active markets for identical assets and liabilities that the Company has the ability to access at the measurement date.
Level II
Valuation based on the extrapolation of inputs, other than quoted prices included within Level I, for which all significant inputs are observable directly or indirectly.
Inputs include published exchange rates, interest rates, interest rate swap curves, yield curves and broker quotes from external data service providers.
This category includes interest rate and foreign exchange derivative assets and liabilities where fair value is determined using the income approach and commodity derivatives where fair value is determined using the market approach.
Transfers between Level I and Level II would occur when there is a change in market circumstances.

Level III
Valuation of assets and liabilities are measured using a market approach based on extrapolation of inputs that are unobservable or where observable data does not support a significant portion of the derivative's fair value. This category mainly includes long-dated commodity transactions in certain markets where liquidity is low and the Company uses the most observable inputs available or, if not available, long-term broker quotes to estimate the fair value for these transactions. Valuation of options is based on the Black-Scholes pricing model.
Assets and liabilities measured at fair value can fluctuate between Level II and Level III depending on the proportion of the value of the contract that extends beyond the time frame for which significant inputs are considered to be observable. As contracts near maturity and observable market data become available, they are transferred out of Level III and into Level II.

The fair value of the Company’s derivative assets and liabilities measured on a recurring basis, including both current and non-current portions for 2017, are categorized as follows:

at March 31, 2017	Quoted prices in active markets	Significant other observable inputs	Significant unobservable inputs
(unaudited - millions of Canadian $)	(Level I)[1]	(Level II)[1]	(Level III)[1]	Total

Derivative instrument assets:
Commodities	82	433	25	540
Foreign exchange	—	21	—	21
Interest rate	—	5	—	5
Derivative instrument liabilities:
Commodities	(64)	(487)	(15)	(566)
Foreign exchange	—	(371)	—	(371)
Interest rate	—	(4)	—	(4)
	18	(403)	10	(375)

[1]	There were no transfers from Level I to Level II or from Level II to Level III for the three months ended March 31, 2017.

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The fair value of the Company’s derivative assets and liabilities measured on a recurring basis, including both current and non-current portions for 2016, are categorized as follows:

at December 31, 2016	Quoted prices in active markets (Level I)[1]	Significant other observable inputs (Level II)[1]	Significant unobservable inputs (Level III)[1]
(unaudited - millions of Canadian $)				Total

Derivative instrument assets:
Commodities	134	326	19	479
Foreign exchange	—	26	—	26
Interest rate	—	4	—	4
Derivative instrument liabilities:
Commodities	(102)	(343)	(3)	(448)
Foreign exchange	—	(486)	—	(486)
Interest rate	—	(3)	—	(3)
	32	(476)	16	(428)

[1]	There were no transfers from Level I to Level II or from Level II to Level III for the year ended December 31, 2016.
The following table presents the net change in fair value of derivative assets and liabilities classified as Level III of the fair value hierarchy:

	three months ended March 31
(unaudited - millions of Canadian $)	2017	2016

Balance at beginning of period	16	9
Transfers out of Level III	(4)	(3)
Sales	(2)	(1)
Settlements	—	1
Total gains included in net income	—	3
Balance at end of period[1]	10	9

[1]
For the three months ended March 31, 2017, revenues include unrealized losses of less than $1 million attributed to derivatives in the Level III category that were still held at March 31, 2017 (2016 - gains of $2 million).

A 10 per cent increase or decrease in commodity prices, with all other variables held constant, would result in a less than $1 million change in the fair value of outstanding derivative instruments included in Level III as at March 31, 2017.
12. Commitments, contingencies and guarantees
COMMITMENTS
TransCanada's operating lease commitments at March 31, 2017 include future payments related to our U.S. Northeast power business. At the close of the sale of Ravenswood, TransCanada's commitments are expected to decrease by $3 million in 2017, $53 million in 2018, $35 million in 2019 and $105 million in 2022 and beyond.
CONTINGENCIES
TransCanada and its subsidiaries are subject to various legal proceedings, arbitrations and actions arising in the normal course of business. While the final outcome of such legal proceedings and actions cannot be predicted with certainty, it is the opinion of management that the resolution of such proceedings and actions will not have a material impact on the Company’s consolidated financial position or results of operations.

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In March 2017, the U.S. Department of State issued a U.S. Presidential Permit authorizing construction of the U.S./Canada border crossing facilities of the Keystone XL pipeline. TransCanada discontinued the claim under Chapter 11 of the North American Free Trade Agreement and has also withdrawn the U.S. Constitutional challenge.
GUARANTEES
TransCanada and its partner on the Sur de Texas pipeline, IEnova, have jointly guaranteed the obligations for construction services during the construction of the pipeline.
TransCanada and its joint venture partner on Bruce Power, BPC Generation Infrastructure Trust, have each severally guaranteed certain contingent financial obligations of Bruce Power related to a lease agreement and contractor and supplier services.
The Company and its partners in certain other jointly owned entities have either (i) jointly and severally, (ii) jointly or (iii) severally guaranteed the financial performance of these entities. Such agreements include guarantees and letters of credit which are primarily related to delivery of natural gas, construction services and the payment of liabilities. For certain of these entities, any payments made by TransCanada under these guarantees in excess of its ownership interest are to be reimbursed by its partners.
The carrying value of these guarantees has been included in other long-term liabilities. Information regarding the Company’s guarantees is as follows:

		at March 31, 2017		at December 31, 2016
(unaudited - millions of Canadian $)	Term	Potential exposure[1]	Carrying value	Potential exposure[1]	Carrying value

Sur de Texas	ranging to 2020	758	10	805	53
Bruce Power	ranging to 2018	88	1	88	1
Other jointly owned entities	ranging to 2059	111	16	87	28
		957	27	980	82

[1]	TransCanada’s share of the potential estimated current or contingent exposure.
13. Variable interest entities
The Company consolidates a number of entities that are considered to be VIEs. A VIE is a legal entity that does not have sufficient equity at risk to finance its activities without additional subordinated financial support or is structured such that equity investors lack the ability to make significant decisions relating to the entity’s operations through voting rights or do not substantively participate in the gains and losses of the entity.
In the normal course of business, the Company consolidates VIEs in which it has a variable interest and for which it is considered to be the primary beneficiary. VIEs in which the Company has a variable interest but is not the primary beneficiary are accounted for as equity investments.
Consolidated VIEs
The Company's consolidated VIEs consist of legal entities where the Company has the power, through voting or similar rights, to direct the activities of the VIE that most significantly impact economic performance including purchasing or selling significant assets; maintenance and operations of assets; incurring additional indebtedness; or determining the strategic operating direction of the entity. In addition, the Company has the obligation to absorb losses or the right to receive benefits from the consolidated VIE that could potentially be significant to the VIE.
A significant portion of the Company’s assets are held through VIEs in which the Company holds a 100 per cent voting interest, the VIE meets the definition of a business and the VIE’s assets can be used for general corporate purposes. The

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assets and liabilities of the consolidated VIEs whose assets cannot be used for purposes other than the settlement of the VIE’s obligations are as follows:

	March 31,	December 31,
(unaudited - millions of Canadian $)	2017	2016

ASSETS
Current Assets
Cash and cash equivalents	92	77
Accounts receivable	62	71
Inventories	24	25
Other	7	10
	185	183
Plant, Property and Equipment	3,627	3,685
Equity Investments	595	606
Goodwill	521	525
Intangible and Other Assets	1	1
	4,929	5,000
LIABILITIES
Current Liabilities
Accounts payable and other	94	80
Accrued interest	22	21
Current portion of long-term debt	72	76
	188	177
Regulatory Liabilities	34	34
Other Long-Term Liabilities	4	4
Deferred Income Tax Liabilities	7	7
Long-Term Debt	2,723	2,827
	2,956	3,049
Non-Consolidated VIEs
The Company’s non-consolidated VIEs consist of legal entities where the Company does not have the power to direct the activities that most significantly impact the economic performance of these VIEs or where this power is shared with third parties. The Company contributes capital to these VIEs and receives ownership interests that provide it with residual claims on assets after liabilities are paid.
The carrying value of these VIEs and the maximum exposure to loss as a result of the Company's involvement with these VIEs are as follows:

	March 31,	December 31,
(unaudited - millions of Canadian $)	2017	2016

Balance sheet
Equity investments	4,642	4,964
Off-balance sheet
Potential exposure to guarantees	176	163
Maximum exposure to loss	4,818	5,127

TRANSCANADA [73
FIRST QUARTER 2017

14. Subsequent events
U.S. Northeast Power Assets
TC Hydro
On April 19, 2017, the Company closed the sale of TC Hydro for gross proceeds of US$1.065 billion, subject to post-closing adjustments. The proceeds received were used to reduce the Columbia acquisition bridge credit facility. Refer to Note 4, Assets held for sale, for further information.
Sale of Iroquois and PNGTS to TC PipeLines, LP
On May 4, 2017, the Company announced agreements to sell a 49.3 per cent interest in Iroquois Gas Transmission System, LP (Iroquois), together with its remaining 11.8 per cent interest in Portland Natural Gas Transmission System (PNGTS), to its master limited partnership, TC PipeLines, LP for US$765 million. The transaction is comprised of US$597 million in cash and the assumption of US$168 million in proportionate debt at Iroquois and PNGTS. The transaction is expected to close mid-2017.